Exhibit 99.1

NEWS RELEASE

127 Industry Boulevard ● North Huntingdon, PA 15642 ● (724) 863-9663

FOR IMMEDIATE RELEASE

The ExOne Company Reports Second Quarter 2015 Results

•	Revenue was $8.5 million; Non-machine revenue was $6.1 million, up 26% excluding foreign currency impact

•	Shipped twelve machines; Seven machines qualified as second quarter sales

•	Maintaining 2015 revenue guidance, subject to customer requirements impacting revenue recognition

•	Adjusting gross margin guidance range to 30% to 34% excluding non-recurring facility integration expenses

NORTH HUNTINGDON, PA, August 10, 2015 – The ExOne Company (NASDAQ: XONE) (“ExOne” or “the Company”), a global provider of three-dimensional (“3D”) printing machines and 3D printed and other products, materials and services to industrial customers, reported financial results today for the second quarter and six-month period ended June 30, 2015.

Second Quarter Revenue – Non-machine Growth Affirms Growing Acceptance

	Quarter Ended				Six Months Ended
	June 30,				June 30,
(in millions)	2015		2014		2015		2014
Revenue by Product Line
3D Printing Machines:
3D Printing Machines - third parties	$1.3	15%	$6.0	53%	$2.4	16%	$8.4	45%
3D Printing Machines - related parties	1.1	13%	—	0%	1.1	7%	—	0%

	2.4	29%	6.0	53%	3.5	23%	8.4	45%

3D Printed and Other Products, Materials and Services (“Non-machine”):
3D Printed and Other Products, Materials and Services - third parties	6.1	71%	5.2	47%	11.8	77%	10.1	55%
3D Printed and Other Products, Materials and Services - related parties	0.0	0%	0.0	0%	0.0	0%	0.0	0%

	6.1	71%	5.2	47%	11.8	77%	10.1	55%

Total Revenue	$8.5	100%	$11.2	100%	$15.3	100%	$18.5	100%

Consolidated sales for the second quarter were $8.5 million. Non-machine revenue grew 16% to $6.1 million, representing 26% growth excluding the effects of changes in foreign currency exchange rates. Consolidated sales in the 2015 second quarter were unfavorably impacted by approximately $0.6 million, or 5%, due to changes in foreign currency exchange rates compared with the 2014 second quarter.

S. Kent Rockwell, Chairman and Chief Executive Officer, commented, “ExOne is differentiated from its 3D printing peers by its principal emphasis on industrial manufacturing of metal components through binder-jetting technology. It is important to realize that we are impacted by different market conditions from those recently reported by other 3D printing companies. We currently believe that a primary indicator of demand for our technology is machines placed into service, rather than solely revenue recognition of sales. We shipped twelve machines in the second quarter, including six of our larger machines, five of our smallest, research-oriented Innovent™ machines, and one M-Flex™.”

-MORE-

The ExOne Company Reports Second Quarter 2015 Results

August 10, 2015

Mr. Rockwell continued, “We are pleased to see that our new machine introductions are gaining traction in the market, evidence that we are listening to our customers and evolving as necessary to meet their needs. We are allocating our resources to machine sales efforts and continue to monitor and improve visibility into order timing. Our anticipated shipments for the second half of the year will lead us to meet our guidance expectations; however, responsiveness to our customers’ requirements has the potential to impact the period in which we recognize revenue.”

Given the long sales cycle and significance of a machine’s average selling price relative to total revenue, fluctuations in machine-sale revenue vary from quarter to quarter. ExOne does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger trends.

Second Quarter Operations – Mix, Volume and Expansions Impact Results

Gross profit was approximately $1.1 million, or 13.0% gross margin, in the 2015 second quarter, compared with $2.5 million, or 22.3% gross margin, in the 2014 second quarter. The 2015 quarter was unfavorably impacted by the mix of sales including the amount of machine sales in the quarter, compounded by higher fixed costs and inefficiencies. These inefficiencies included costs incurred in connection with the Company’s global facilities transition and expansion in Germany and the U.S., ERP system implementation expenses and development of its Italy PSC.

Operating loss was $6.9 million compared with operating loss of $4.7 million in the second quarter of 2014. SG&A expenses were $6.3 million, including $0.6 million for bad debt expense and ERP implementation costs, compared with $5.3 million in the prior-year quarter. R&D expenses for the quarter decreased by $0.2 million to $1.7 million. Net loss for the reported quarter was $6.9 million, or $0.48 per diluted share, compared with a net loss of $4.7 million, or $0.32 loss per diluted share, for the prior-year period.

Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was a $5.2 million loss in the 2015 quarter, compared with a $3.6 million loss during last year’s second quarter. ExOne management believes that when used in conjunction with other measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), that adjusted EBITDA, a non-GAAP measure, assists in the understanding of operating performance. See the attached tables for important disclosures regarding the Company’s use of adjusted EBITDA as well as a reconciliation of net loss to adjusted EBITDA for the quarters and six months ended June 30, 2015 and 2014.

First Half 2015 Review – Positioning for Second Half

For the first six months of 2015, consolidated sales were $15.3 million. Non-machine revenue grew 17% to $11.8 million in the first half of 2015, representing 26% growth excluding the effects of changes in foreign currency exchange rates. Consolidated sales in the 2015 first half were unfavorably impacted by approximately $1.2 million, or 6%, due to changes in foreign currency exchange rates compared with the first half of 2014.

First half gross profit was $1.1 million, compared with $4.1 million in last year’s first half. Gross profit as a percentage of sales was 7.2% in the first half of 2015 compared with 22.3% in last year’s first half. SG&A expense for the first six months of 2015 was $12.5 million, up $2.0 million from the prior-year period, of which $1.0 million pertains to bad debt expense, employee termination costs and ERP implementation costs. R&D expense was $3.4 million in the first half of 2015, compared with $3.8 million in the first half of 2014, as 2014 included considerable machine development expenses.

-MORE-

The ExOne Company Reports Second Quarter 2015 Results

August 10, 2015

Operating loss for the first half of 2015 was $14.7 million compared with a loss of $10.1 million during the prior-year period. Net loss was $14.6 million, or $1.01 loss per diluted share, for the first half of 2015 compared with $10.2 million, or $0.71 loss per diluted share, for the first half of 2014.

Adjusted EBITDA was a $11.4 million loss in the 2015 first half, compared with a $7.6 million loss during last year’s first half. ExOne management believes that when used in conjunction with other measures prepared in accordance with GAAP, that adjusted EBITDA, a non-GAAP measure, assists in the understanding of operating performance. See the attached tables for important disclosures regarding the Company’s use of adjusted EBITDA as well as a reconciliation of net loss to adjusted EBITDA for the quarters and six months ended June 30, 2015 and 2014.

Outlook and Strategy – Maintaining 2015 Revenue Expectations, Adjusting Gross Margin

•	Revenue expected to grow approximately 32% to 50%, to about $58 million to $66 million

•	Gross margin now expected to be between 30% and 34% (from prior guidance range of 36% to 40%), excluding anticipated non-recurring costs estimated at $0.5 million to $1.0 million to complete facility integrations; revision reflects significant under absorption of overhead costs in the first half of 2015

•	SG&A expenses expected to be in a range of $21 million to $23 million, excluding approximately $0.5 million to $1.0 million of costs associated with ongoing implementation of the Company’s enterprise resource planning system

•	R&D expenses expected to be in a range of $6.5 million to $7.5 million

•	Capital expenditures expected to be between $6 million and $7 million

S. Kent Rockwell, Chairman and CEO, concluded, “Given our sales outlook, we are encouraged by the operating leverage anticipated in the second half, which we believe will drive profitability. It is always a lengthy process to initiate momentum in industrial markets. As it occurs, we anticipate a broad scale increase in market penetration by our products.”

Webcast and Conference Call

ExOne will host a conference call and live webcast Tuesday, August 11th at 8:30 a.m. Eastern Time. During the conference call and webcast, management will review the financial and operating results for the second quarter and discuss ExOne’s corporate strategies and outlook. A question-and-answer session will follow. The teleconference can be accessed by calling (201) 689-8470. The webcast can be monitored on the Company’s website at www.exone.com.

A telephonic replay will be available from 11:30 a.m. ET on the day of the teleconference through Tuesday, August 18, 2015. To listen to a replay of the call, dial (858) 384-5517 and enter the conference ID number 13614136. An archive of the webcast will be available on the Company’s website at www.exone.com and will include a transcript, once available.

About ExOne

ExOne is a global provider of 3D printing machines and 3D printed and other products, materials and services to industrial customers. ExOne’s business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its in-house 3D printing machines. ExOne offers pre-production collaboration and print products for customers through its eight PSCs, which are located in the United States, Germany, Italy and Japan. ExOne builds 3D printing machines at its facilities in the United States and Germany. ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support, necessary for purchasers of its machines to print products.

-MORE-

The ExOne Company Reports Second Quarter 2015 Results

August 10, 2015

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically,” “anticipates,” “believes,” “appears,” “could,” “plan,” and other similar words. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, which include our ability to qualify more materials in which we can print; the availability of skilled personnel; the impact of increased operating expenses and expenses relating to proposed acquisitions, investments and alliances; our strategy, including the expansion and growth of our operations; the impact of loss of key management; our plans regarding increased international operations in additional international locations; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; expectations regarding demand for our industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; demand for aerospace, automotive, heavy equipment, energy/oil/gas and other industrial products; the scope, nature or impact of acquisitions, alliances and strategic investments and our ability to integrate acquisitions and strategic investments; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations including the related challenges of conducting business in international locations such as Russia; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the effect of litigation and contingencies; the impact of disruption of our manufacturing facilities or PSCs; the adequacy of our protection of our intellectual property; material weaknesses in our internal control over financial reporting; the impact of customer specific terms in machine purchase agreements on the period in which we recognize revenue and other factors disclosed in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Because they are forward-looking, these statements should be evaluated in light of important risk factors and uncertainties.

Should one or more of these risks or uncertainties materialize, or should any of ExOne’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. The Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information, contact:

Brian Smith	Deborah K. Pawlowski / Karen L. Howard
Chief Financial Officer	Kei Advisors LLC
(724) 765-1350	(716) 843-3908 / (716) 843-3942
brian.smith@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

-MORE-

The ExOne Company Reports Second Quarter 2015 Results

August 10, 2015

The ExOne Company and Subsidiaries

Condensed Statement of Consolidated Operations

($ in thousands, except per-share amounts)

(unaudited)

	Quarter Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2015	2014		2015	2014
Revenue
Revenue - third parties	$7,358	$11,200		$14,149	$18,463
Revenue - related parties *	1,140	1		1,142	23

	8,498	11,201	(24%)	15,291	18,486	(17%)
Cost of sales	7,393	8,705	(15%)	14,186	14,371	(1%)

Gross profit	1,105	2,496	(56%)	1,105	4,115	(73%)

Gross margin	13.0%	22.3%		7.2%	22.3%

Research and development	1,659	1,909	(13%)	3,393	3,753	(10%)
Selling, general and administrative	6,343	5,267	20%	12,461	10,468	19%

	8,002	7,176	12%	15,854	14,221	11%

Operating loss	(6,897)	(4,680)	47%	(14,749)	(10,106)	46%

Interest expense	30	45	(33%)	58	74	(22%)
Other expense (income) – net	71	(63)	NM	(79)	(155)	(49%)

	101	(18)	NM	(21)	(81)	(74%)

Loss before income taxes	(6,998)	(4,662)	50%	(14,728)	(10,025)	47%

(Benefit) provision for income taxes	(100)	3	NM	(159)	167	NM

Net loss	$(6,898)	$(4,665)	48%	$(14,569)	$(10,192)	43%

Net loss per common share:
Basic	$(0.48)	$(0.32)		$(1.01)	$(0.71)
Diluted	$(0.48)	$(0.32)		$(1.01)	$(0.71)

Weighted average shares outstanding (basic and diluted)	14,429	14,417		14,426	14,405

*	The quarter and six months ended June 30, 2015 reflect sales of: (1) a 3D printing machine and other related equipment and products/services at fair market value selling prices to a powdered metal company with proprietary powders determined to be a related entity based on common control by the Chairman and CEO of the Company; and (2) a 3D printing machine at a fair market value selling price to a multi-national, diversified metals company determined to be a related entity on the basis that a member of the Board of Directors of the Company also receives his principal compensation from the entity. All transactions were approved prior to execution by the Audit Committee of the Board of Directors of the Company.

NM Not Meaningful

-MORE-

The ExOne Company Reports Second Quarter 2015 Results

August 10, 2015

The ExOne Company and Subsidiaries

Condensed Consolidated Balance Sheet

($ in thousands, except share amounts)

(unaudited)

	June 30,	December 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$24,780	$36,202
Accounts receivable – net	7,240	14,238
Inventories – net	21,858	17,014
Prepaid expenses and other current assets	2,966	3,138

Total current assets	56,844	70,592

Property and equipment – net	54,727	55,298
Goodwill	4,381	4,665
Other noncurrent assets	2,218	2,875

Total assets	$118,170	$133,430

Liabilities
Current liabilities:
Current portion of long-term debt	$135	$132
Current portion of capital and financing leases	171	346
Accounts payable	3,748	2,553
Accrued expenses and other current liabilities	7,063	8,424
Deferred revenue and customer prepayments	4,826	902

Total current liabilities	15,943	12,357

Long-term debt – net of current portion	1,882	1,950
Capital and financing leases - net of current portion	123	164
Other noncurrent liabilities	87	414

Total liabilities	18,035	14,885

Commitments and contingencies

Stockholders’ equity
Common stock, $0.01 par value, 200,000,000 shares authorized, 14,428,634 (2015) and 14,417,803 (2014) shares issued and outstanding	144	144
Additional paid-in capital	155,724	154,902
Accumulated deficit	(42,867)	(28,298)
Accumulated other comprehensive loss	(12,866)	(8,203)

Total stockholders’ equity	100,135	118,545

Total liabilities and stockholders’ equity	$118,170	$133,430

-MORE-

The ExOne Company Reports Second Quarter 2015 Results

August 10, 2015

The ExOne Company and Subsidiaries

Condensed Statement of Consolidated Cash Flows

($ in thousands)

(unaudited)

	Six Months Ended
	June 30,
	2015	2014

Operating activities
Net loss	$(14,569)	$(10,192)
Adjustments to reconcile net loss to cash used for operations:
Depreciation and amortization	2,489	1,602
Deferred income taxes	(206)	—
Equity-based compensation	822	693
Provision for bad debts	324	44
Changes in fair value of contingent consideration	(193)	(197)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency translation adjustments:
Decrease (increase) in accounts receivable	6,134	(4,436)
Increase in inventories	(8,357)	(7,103)
Decrease (increase) in prepaid expenses and other assets	89	(3)
Increase in accounts payable	1,914	1,422
Decrease in accrued expenses and other liabilities	(527)	(255)
Increase in deferred revenue and customer prepayments	3,974	42

Cash used for operating activities	(8,106)	(18,383)

Investing activities
Capital expenditures	(2,831)	(14,501)
Acquisitions, net of cash acquired of $201	—	(9,230)

Cash used for investing activities	(2,831)	(23,731)

Financing activities
Proceeds from exercise of employee stock options	—	318
Payments on long-term debt	(65)	(400)
Payments on capital and financing leases	(194)	(272)

Cash used for financing activities	(259)	(354)

Effect of exchange rate changes on cash and cash equivalents	(226)	35

Net change in cash and cash equivalents	(11,422)	(42,433)
Cash and cash equivalents at beginning of period	36,202	98,445

Cash and cash equivalents at end of period	$24,780	$56,012

Supplemental disclosure of noncash investing and financing activities
Property and equipment included in accounts payable	$234	$992

Transfer of inventories to property and equipment for internal use	$2,506	$3,368

Transfer of property and equipment to inventories for sale	$149	$332

Property and equipment acquired through financing arrangements	$—	$89

Net assets acquired through acquisitions, net of cash acquired of $201	$—	$9,685

Noncash consideration for acquisitions	$—	$455

-MORE-

The ExOne Company Reports Second Quarter 2015 Results

August 10, 2015

The ExOne Company and Subsidiaries

Additional Information

Machine Sales by Type

(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

S-Max™	—	3	—	4
S-15™	—	—	—	1
S-Print™	—	1	—	1
M-Print™ *	1	—	1	—
M-Flex™	1	1	2	2
X1-Lab™	—	1	1	1
Innovent™ *	5	—	5	—

	7	6	9	9

*	For both the quarter and six months ended June 30, 2015, one M-Print and one Innovent unit were sold to related parties.

Significant Components of the Change in Revenue by Product Line

($ in thousands)

(unaudited)

		3D Printed and
		Other Products,
	3D Printing	Materials and
	Machines	Services	Total
Quarter Ended June 30, 2014	$5,959	$5,242	$11,201
Change in revenue attributed to:
Volume	349	1,352	1,701
Pricing and sales mix	(3,811)	—	(3,811)
Foreign currency	(56)	(537)	(593)

	(3,518)	815	(2,703)

Quarter Ended June 30, 2015	$2,441	$6,057	$8,498

		3D Printed and
		Other Products,
	3D Printing	Materials and
	Machines	Services	Total
Six Months Ended June 30, 2014	$8,398	$10,088	$18,486
Change in revenue attributed to:
Volume	—	2,595	2,595
Pricing and sales mix	(4,629)	—	(4,629)
Foreign currency	(246)	(915)	(1,161)

	(4,875)	1,680	(3,195)

Six Months Ended June 30, 2015	$3,523	$11,768	$15,291

-MORE-

The ExOne Company Reports Second Quarter 2015 Results

August 10, 2015

The ExOne Company and Subsidiaries

Adjusted EBITDA Reconciliation

($ in millions)

(unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net loss	$(6.9)	$(4.7)	$(14.6)	$(10.2)

Interest expense	0.0	0.0	0.1	0.1
(Benefit) provision for income taxes	(0.1)	0.0	(0.1)	0.2
Depreciation and amortization	1.3	0.9	2.5	1.6
Equity-based compensation	0.4	0.3	0.8	0.7
Acquisition-related expenses	—	—	—	0.2
Other expense (income) - net	0.1	(0.1)	(0.1)	(0.2)

Adjusted EBITDA	$(5.2)	$(3.6)	$(11.4)	$(7.6)

ExOne defines Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) as net loss (as calculated under accounting principles generally accepted in the United States (“GAAP”)) plus interest expense, (benefit) provision for income taxes, depreciation and amortization, equity-based compensation, acquisition-related expenses, and other expense (income) - net. Use of Adjusted EBITDA, which is a non-GAAP financial measure, as defined under the rules of the U.S. Securities and Exchange Commission, is intended as a supplemental measure of ExOne’s performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA should not be considered as an alternative to net loss or any other performance measure derived in accordance with GAAP. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by unusual or non-recurring items.

The Company believes Adjusted EBITDA is meaningful to its investors to enhance their understanding of ExOne’s financial performance. Although Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, the Company understands that it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare ExOne’s performance with the performance of other companies that report Adjusted EBITDA. ExOne’s calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

-END-